CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES

                                        OF THE

                       SERIES A 10% CONVERTIBLE PREFERRED STOCK

                                          OF

                            MEDLEY CREDIT ACCEPTANCE CORP.


               Medley Credit Acceptance Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by its Restated Certificate of Incorporation (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "GCL"), the Board of Directors, by unanimous written consent dated May 29, 1997, duly approved and adopted the following resolutions:

               RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of a Series A 10% Convertible Preferred Stock, par value $.01 per share, with a stated value of $1.00 per share, consisting initially of 2,958,817 shares, having the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:


               1.   Designation and Number of Shares.  The designation of such
                    --------------------------------
     preferred stock, par value $.01 per share, authorized by this resolution shall be Series A 10% Convertible Preferred Stock (the "10% Convertible Preferred Stock"). The number of shares of the 10% Convertible Preferred Stock shall be 2,958,817 and no more.

               2.   Rank.  The 10% Convertible Preferred Stock shall, with
                    ----
     respect to dividend rights and rights upon liquidation, winding up and dissolution, rank senior to (i) any other series or classes of preferred stock hereafter created by the Corporation, and (ii) all other equity securities of the Corporation, including the common stock, par value $.01 per share, of the Corporation (the "Common Stock") (all of the securities of the Corporation which rank junior to the 10% Convertible Preferred Stock are collectively referred to herein as the "Junior Securities").

               3.   Dividends.  (a)  The holder of the shares of the 10%
                    ---------
     Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds at the time legally available for such purpose, regular, quarterly cumulative dividends in cash at the annual rate of 10% per annum in respect of the Liquidation Value (as defined below). Such dividends shall be payable in equal quarterly payments on August 31, November 30, February 28 and May 31 of each year (each such date being referred to herein as a "Dividend Payment Date"). Such dividends shall be paid to the holder of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date
                                            --------  -------
     shall not be more than 60 days nor less than 10 days prior to the respective Dividend Payment Date. Each such quarterly dividend shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of the quarter in which such dividend may be payable through the Dividend Payment Date with respect to such quarter as herein provided. If the Dividend Payment Date is not a business day, the Dividend Payment Date shall be the next succeeding business day. All dividends paid with respect to shares of 10% Convertible Preferred Stock shall be paid pro rata to the holders of such 10% Convertible Preferred
                   --- ----
     Stock.

               (b) (i) Holders of shares of the 10% Convertible Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

                    (ii) So long as any shares of the 10% Convertible Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in stock to the holders of such stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, unless prior to or concurrently with such declaration, payment or setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid cash dividends on shares of the 10% Convertible Preferred Stock not paid on the dates provided for in Section 3(a) hereof shall have been or, concurrently therewith, shall be paid.

               4.   Liquidation Preference.  (a) In the event of a liquidation,
                    ----------------------
     dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of shares of the 10% Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $1.00 per share (the "Liquidation Value"), plus any dividends accrued and unpaid thereon to the date of liquidation, before any payment shall be made or any assets distributed to the holders of Common Stock or any class or series of the Corporation's capital stock ranking junior as to liquidation rights to the 10% Convertible Preferred Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of 10% Convertible Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in proportion with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of 10% Convertible Preferred Stock are entitled were paid in full.

               (b) Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of the 10% Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining assets of the Corporation may be distributed to the holders of the Junior Securities. For the purposes of this Section 4, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of the property or assets of the Corporation nor the merger or consolidation of the Corporation with one or more corporations nor the reduction of the capital stock of the Corporation shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

               5.  Redemption.
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               (a)  Mandatory Redemption.  Commencing on June 1, 2001 (the
                    --------------------
     "Anniversary Date"), the Corporation shall have the unilateral right to redeem, in whole or in part, the outstanding shares of 10% Convertible Preferred Stock at the price of $1.00 per share (together with all accrued but unpaid dividends thereon to the date fixed for redemption), provided,
                                                                      --------
     that the Average Closing Price (as defined below) per share of the Corporation's Common Stock for the 20 consecutive Trading Days (as defined below) immediately preceding the Anniversary Date exceeds the then Conversion Price (as defined in Section 7(a) below) by not less than 20%.

               For purposes of this Certificate of Designations, the term "Average Closing Price per share of the Corporation's Common Stock on a Trading Day" shall mean the last reported sale price for the Common Stock or, in case no such reported sale takes place on such Trading Day, the average of the closing bid and asked prices for the Common Stock for such Trading Day, in either case on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, or if the Common Stock is not then listed or admitted to trading on any national securities exchange, but is traded in the over-the-counter market, the closing sale price of the Common Stock or, if no sale is publicly reported, the average of the closing bid and asked quotations for the Common Stock, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or any comparable system or, if the Common Stock is not then listed on NASDAQ or a comparable system, the closing sale price of the Common Stock or, if no sale is publicly reported, the average of the closing bid and asked prices, as furnished by two members of the National Association of Securities Dealers, Inc. who make a market in the Common Stock selected from time to time by the Corporation for that purpose. A "Trading Day" shall mean, if the Common Stock is then listed on any national securities exchange, a business day during which such exchange was open for trading and at least one trade of Common Stock was effected on such exchange on such business day, or, if the Common Stock is not then listed on any national securities exchange but is traded in the over-the-counter market, a business day during which the over-the-counter market was open for trading and at least one "eligible dealer" quoted both a bid and asked price for the Common Stock. An "eligible dealer" for any day shall include any broker-dealer who quoted both a bid and asked price for such day, but shall not include any broker-dealer who quoted only a bid or only an asked price for such day. In the event the Common Stock is not then publicly traded, the Average Closing Price of the Common Stock shall be determined in good faith by the Board of Directors of the Corporation.

               (b)  Notice of and Matters Relating to Mandatory Redemption.
                    ------------------------------------------------------
     Notice of redemption shall be given not less than 30 days prior to the redemption date to the holder of record of the 10% Convertible Preferred Stock, and shall be sufficiently given if the Corporation shall cause a copy thereof to be mailed to the holder of record at the last address, if any, appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, by first class mail, postage prepaid. If notice of redemption shall have been duly given (or if the Corporation shall have granted to a bank or trust company irrevocable written authorization promptly to give or complete such notice), and if on or before the redemption date all funds necessary for redemption shall have been set aside or deposited by the Corporation with a bank or trust company designated in such notice in trust for the benefit of the holders of the shares of 10% Convertible Preferred Stock, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, the shares of 10% Convertible Preferred Stock shall be deemed no longer outstanding from and after the close of business of such redemption date and all rights with respect to the shares of 10% Convertible Preferred Stock, including the right to receive dividends, shall forthwith cease and terminate, except only the right of the record holder of the certificates thereof to receive, upon presentation of the certificate(s) representing the shares so called for redemption, the redemption price therefor in accordance with this Section 5. Any shares of 10% Convertible Preferred Stock redeemed by the Company pursuant hereto, or purchased or otherwise acquired by the Corporation, shall be deemed retired and shall be canceled and may not thereafter be reissued. In case of the redemption of only a part of the outstanding shares of 10% Convertible Preferred Stock, all shares of 10% Convertible Preferred Stock to be redeemed shall be selected pro rata, and there shall be so redeemed from
                                --- ----
     each registered holder in whole shares, as nearly as practicable to the nearest share, that proportion of all of the shares to be redeemed which the number of shares held of record by such holder bears to the total number of shares of 10% Convertible Preferred Stock at the time outstanding.

               6.  Voting Rights; Default by Corporation in Payment of
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     Dividends.
     ---------

               (a) Except as specifically provided in Section 6(b) below, the holders of shares of 10% Convertible Preferred Stock shall not be entitled to any voting rights except as otherwise required by law.

               (b) (i) If and whenever accrued dividends on the 10% Convertible Preferred stock shall not have been paid or declared (with a sum sufficient for the payment thereof set aside) for four consecutive quarters on all shares of 10% Convertible Preferred Stock at the time outstanding, then, and in such event, the holders of the 10% Convertible Preferred Stock, voting separately as a class, shall be entitled, at any annual meeting of the Corporation's stockholders or special meeting held in place thereof, or at a special meeting of the holders of the 10% Convertible Preferred Stock called as hereinafter provided, to elect one
     (1) director to the Board of Directors of the Corporation. Such right of the holders of 10% Convertible Preferred Stock to elect a director may be exercised until all dividends accumulated on the 10% Convertible Preferred Stock shall have been paid in full, and dividends for the current quarterly period shall have been declared and set apart for payment, at which time the right of the holders of the 10% Convertible Preferred Stock to elect a director shall cease, but subject always to the same provisions for the vesting of such special voting rights to elect a director in the case of any such future dividend defaults.

                    (ii) At any time when such special voting rights shall have so vested in the holders of the 10% Convertible Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of 10% or more of the number of shares of the 10% Convertible Preferred Stock then outstanding addressed to him at the principal office of the Corporation, shall, call a special meeting of the holders of the 10% Convertible Preferred Stock for the election of a director to be elected by them as herein provided, to be held in the case of such written request within forty (40) days after delivery of such request, and in either case to be held at the place and upon the notice provided by law and in the by-laws of the Corporation for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such a special meeting in the case of any such request received less than ninety (90) days before the date fixed for the next ensuing annual meeting of stockholders. No such special meeting and no adjournment thereof shall be held on a date less than ninety (90) days before the date fixed for the next ensuing annual meeting of stockholders. If at any such annual or special meeting or any adjournment thereof the holders of at least a majority of the 10% Convertible Preferred Stock then outstanding shall be present or represented by proxy, then by vote of the holders of at least a majority of the shares of the 10% Convertible Preferred Stock present or so represented at such meeting, the then authorized number of directors of the Corporation shall be increased by one to enable the election of an additional director (the "Additional Director") and the holders of the 10% Convertible Preferred Stock shall be entitled to elect the Additional Director so provided for. The Additional Director so elected shall serve until the next annual meeting of stockholders or until his successor shall be elected and qualified, provided, however, that whenever the holders of the 10% Convertible
     --------  -------
     Preferred Stock shall be divested of the special rights to elect the Additional Director as above provided, the term of office of the person so elected as the Additional Director, or elected to fill any vacancy resulting form the death, resignation or removal of the Additional Director, shall forthwith terminate and the authorized number of directors shall be reduced by one.

                    (iii) If, during any interval between any special meeting of the holders of the 10% Convertible Preferred Stock for the election of the Additional Director and the next ensuing annual meeting of stockholders, or between annual meetings of stockholders for the election of directors and while the holders of the 10% Convertible Preferred Stock shall be entitled to elect the Additional Director, the Additional Director shall, by reason of resignation, death or removal, have departed from the Board of Directors, the vacancy with respect to such Additional Director shall be filled by a majority vote of the holders of the 10% Convertible Preferred Stock, voting separately as a class, at a special meeting of the holders of the 10% Convertible Preferred Stock called for such purpose or by the written consent of the holders of the 10% Convertible Preferred Stock in lieu thereof.

                    (iv) The Additional Director may not be removed from office by the vote or written consent of stockholders, unless such vote or written consent includes that of the holders of a majority of the outstanding shares of 10% Convertible Preferred Stock.

               7.  Conversion Rights; Adjustments.  (a)  Subject to, and in
                   ------------------------------
     compliance with, the provisions of this Section 7, all of the issued and outstanding shares of 10% Convertible Preferred Stock shall, at the option of the holder of record thereof, be convertible, at any time from and after the consummation by the Corporation of its Initial Public Offering (as defined below), in whole or in part, into fully paid and nonassessable shares of Common Stock (as such shares may be constituted on the Conversion Date, as defined below). The number of shares of Common Stock issuable upon conversion shall be determined by dividing the aggregate Liquidation Value of all shares of 10% Convertible Preferred Stock being converted (together with the amount of any and all accrued but unpaid dividends with respect to such shares) by the Conversion Price. As used herein, the "Conversion Price" shall equal the initial public offering price at which shares of Common Stock were sold in the Corporation's Initial Public Offering, less a 15% discount or, in case an adjustment of such Conversion Price has taken place pursuant to the provisions of Section 7(c) below, then the Conversion Price shall be as last adjusted and in effect on the Conversion Date, less a 15% discount. "Initial Public Offering" shall mean the sale of shares of Common Stock (irrespective of whether any other securities are sold in conjunction with such Common Stock) pursuant to one or more effective registration statements under the Securities Act of 1933, as amended, other than a registration statement relating to Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Corporation, which sale of shares of Common Stock results in the receipt by the Corporation of net proceeds of not less than $3 million.

               (b) Before any holder of shares of 10% Convertible Preferred Stock shall be entitled to convert the shares into Common Stock, the holder thereof shall deliver the certificate or certificates therefor, duly endorsed, at the office of the Corporation or the Corporation's transfer agent, if any, and shall give written notice to the Corporation that such holder elects to convert all or part of the shares represented by the certificate or certificates and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. Conversion shall be deemed to have been made effective on the date when such delivery is made, and such date is referred to herein as the "Conversion Date". The Corporation will, as soon as practicable thereafter, issue and deliver to such holder, or to such holder's nominee or nominees, certificates for the number of full shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for shares of 10% Convertible Preferred Stock are converted only in part, the Corporation will issue and deliver to such holder a new certificate or certificates representing the aggregate number of the unconverted shares of 10% Convertible Preferred Stock.

               (c) The Conversion Price shall be subject to adjustment from time to time as hereinafter provided (such price, or the price as last adjusted, also being referred to herein as the "Conversion Price"):

               If any capital reorganization or reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with another entity, or the sale of all or substantially all of the Corporation's assets to another entity shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby the holders of shares of the 10% Convertible Preferred Stock shall thereafter have the right to convert into and receive upon the basis and the terms and conditions specified in this Certificate of Designations and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such reorganization, reclassification, consolidation, merger or sale not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of shares of the 10% Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument, executed and mailed or delivered to the holders of shares of the 10% Convertible Preferred Stock at the last address thereof appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

               (d) Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to the holders of shares of the 10% Convertible Preferred Stock at the addresses as shown on the books of the Corporation. The notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

               (e) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of the 10% Convertible Preferred Stock. If more than one certificate representing shares of the 10% Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of 10% Convertible Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of 10% Convertible Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Closing Price per share of Common Stock on the business day prior to the Conversion Date as calculated in accordance with
     Section 5(a) above.

               (f) The Corporation shall reserve at all times out of its authorized but unissued shares of Common Stock or its shares of Common Stock held in treasury sufficient shares of Common Stock to permit the conversion of all outstanding shares of 10% Convertible Preferred Stock. All shares of Common Stock which may be issued upon conversion of the 10% Convertible Preferred Stock shall be validly issued, fully paid and non-assessable.

               (g) The issuance of certificates for shares of Common Stock upon the conversion of shares of 10% Convertible Preferred Stock shall be made without charge to the holder of shares of 10% Convertible Preferred Stock converting such shares of 10% Convertible Preferred Stock for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holder of shares of 10% Convertible Preferred Stock converted.

               (h) Shares of Common Stock held in the treasury of the Corporation may, in the Corporation's discretion, be delivered upon any conversion of shares of 10% Convertible Preferred Stock.

               (i) All certificates for the shares of 10% Convertible Preferred Stock and any shares of Common Stock issued upon conversion thereof shall bear the following legend:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR QUALIFICATION UNDER THE BLUE SKY LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF, BENEFICIALLY OR ON THE RECORDS OF THE CORPORATION, UNLESS THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND QUALIFIED UNDER APPLICABLE BLUE SKY LAWS OR AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE."

     The certificates evidencing such shares shall also bear any legends required pursuant to any state, local or foreign law governing such securities.

               "RESOLVED FURTHER, that a certificate pursuant to Section 151 of the GCL shall be made, executed, acknowledged, filed and recorded in accordance with the provisions of Sections 103 and 151 of the GCL, and the proper officers of the Corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolution."

               IN WITNESS WHEREOF, MEDLEY CREDIT ACCEPTANCE CORP. has caused this Certificate of Designation, Rights and Preferences to be signed by Robert D. Press, its President, and attested by Steven L. Edelson, its Secretary, as of this 29th day of May, 1997.

                                   MEDLEY CREDIT ACCEPTANCE CORP.


                                   BY: /s/Robert D. Press
                                   -----------------------
                                   By:  Robert D. Press
                                   Title: President

     Attest:

      /s/Steven L. Edelson
     -------------------------
     By:  Steven L. Edelson
     Title: Secretary